Exhibit 10-3

AMERICANS ARE EATING MORE BREAKFASTS ON THE GO; Skipped Breakfasts Also on the Rise

PORT WASHINGTON, NY, (BUSINESS WIRE FEATURES) - November 16, 2000

More Americans are eating breakfast on the go than ever before. In fact, last year more than one out of five Americans ate breakfast away from home or skipped it, according to leading marketing information provider The NPD Group, Inc. On-the-go and skipped meals accounted for 21% of all breakfasts last year, compared to 17% in the early ‘90s. And an average of 73 breakfast meals per person were either eaten away from home or missed completely in 1999. Findings are reported in the firm’s latest Breakfast Book, which compares 1999 breakfast consumption patterns with the decade earlier. Information was collected from more than 2,000 nationally representative households.

One of the key drivers for this trend is the increasing popularity of foods that are easy to eat and transport, such as yogurt, breakfast snack bars and bagels. Fruit is the most popular carried breakfast food. However, breakfast snack bars have seen the largest increases among carried morning foods. They are now part of 6% of all carried breakfasts, twice as many as in 1990.

TOP 10 CARRIED BREAKFAST FOODS
Percentage of carried breakfast meals including:

1. Fruit	24
2. Breakfast/Snack Bars	6
3. Cookies/Brownies	6
4. Yogurt	5
5. Bagels	4
6. RTE Cereal	4
7. Sandwiches	4
8. Toaster Pastries	1
9. Donuts	1
10. Muffins	1

Not surprisingly, given the growing popularity of eating on the go, NPD reports that restaurants are preparing more of our breakfast meals for us. While the number of meals eaten at a restaurant remains constant, people are picking up more breakfast meals on the go and eating them elsewhere. The popular breakfast sandwich served at most fast food restaurants reigns as America’s favorite grab-and-go morning food.

TOP 10 RESTAURANT BREAKFAST FOODS EATEN OFF PREMISE

1.	Sandwiches
2.	Donuts
3.	Soft Drinks
4.	Potatoes
5.	Bagels
6.	Eggs
7.	Pancakes
8.	Sausage
9.	Biscuits
10.	Cereal

Finally, while most people still eat breakfast, Americans are skipping breakfast more often. Skipped breakfast meals increased to 49 meals per person, up from 42 meals per person in 1990. The average person skips approximately one breakfast meal a week. NPD found that people of all ages are skipping breakfast more than they did years ago. Children 6-12 and young adults 18-34 lead this trend with the largest increases in skipped meals within the past few years.

BREAKFAST MEALS SKIPPED BY AGE GROUP

Annual Skipped Meals Per Capita (Person)

	< 6	6-12	13-17	18-34	35-49	50-64	65+
1996	12	17	59	73	57	27	10
1999	20	30	63	87	63	36	13

"Americans are having their breakfast on the go, or just plain skipping it more than we did a decade ago," says Arnie Schwartz, vice president of National Eating Trends at The NPD Group, Inc. "Meal preparation time will always be a key issue at breakfast. Ready-to-eat and ready-to-serve foods and beverages continue to grow in importance. Food manufacturers and restaurant retailers who take advantage of this need for convenience will benefit."

About the Study

The NPD Group's National Eating Trends® panel is the primary source of data for this study. The National Eating Trends (NET) service has tracked the eating habits of Americans since March 1981 capturing all foods and beverages regardless of where they’re eaten. NET's annual sample consists of 2,000 households containing approximately 5,200 individuals. The panel is demographically and geographically balanced to U.S. Census Bureau statistics each year.

About The NPD Group, Inc.

The NPD Group is an international marketing information company headquartered in Port Washington, NY. Founded in 1953, the firm specializes in providing insight into consumer purchasing and behavior via both Internet-based and traditional research methodologies, including online and offline consumer panels and point-of-sale tracking.

NPD offers proprietary databases and research expertise in more than 20 industries, including apparel, automotive products, consumer electronics, cosmetics and fragrances, financial services, food, foodservice, footwear, housewares, information technology, interactive entertainment, new media, Pharmaceuticals, toys, and more. The firm also offers a full range of analytical tools for ad hoc research. NPD is the developer of the revolutionary Web audience measurement technology now marketed by its successful spin-off Media Metrix, Inc. NPD has offices and affiliations in 36 countries, covering North America, South America, Europe, Asia and Australia.

Tracking Snacks with NPD Group

Publication: Confectioner
Date: Saturday, September 1, 2007

Since he began working for NPD nearly three decades ago, Harry Balzer has become a national expert on food and diet trends, speaking at many industry events and television news programs, among others. Recently, Balzer, who is vice president of the NPD Group, chatted with Confectioner about the snack market.

Q: Are there distinct types of snacking situations?

“Yes, there are. NPD has found that these situations are distinguished by ‘social’ versus ‘individual’ occasions, in-home vs. away-from-home and also the activity. The types of snack foods consumed at these distinct situations vary. For example, hard candy and chocolate candy/bars are highly developed at work and on-the-go situations, but not so with chewy candy. These situations also have distinct consumer profiles. For example, on-the-go snacking, which takes place in the car or in transit, tends to be males 35-44 and females 18-54. Kids are more likely to eat snack foods at ‘social’ situations.”

Q: Are people snacking more or less than in the past? In what ways?

“No, consumers are not snacking more — but they are not snacking less, either. Snacking dynamics are continually evolving with the many new offerings in the marketplace. For example, we see that bars, sugarless gum, chocolate candy, and multigrain chips have all become more popular as between-meal options. Bars and multi-grain chips have also grown more popular as meal accompaniments. Growth in chocolate candy has been driven by in-home consumption.”

Q: How much does snacking behavior change as we age?

“Kids have a higher propensity to eat snack-oriented foods between meals than do adults. The 18-to-24 years tends to be a transitional age — individuals of this age group consume snack foods between meals less often than younger kids, but more often than adults. Meanwhile, adults in their 30s, 40s and older all eat these types of foods between meals at a similar, but lower, frequency.”

Q: Is the 100-calorie snack a trend or a fad? Please explain.

“The 100-calorie packs will continue to enjoy growth in the short-term and expand to new categories, but this will evolve to general ‘portion control’ packs that may or may not be 100-calorie based.”

Q: What snacks look good from a growth perspective?

“Sugar-free gum has seen significant growth over the past three years. Sugar-free mints/strips have also seen consistent growth during this period. Candy has not yet benefited from the sugar-free trend, but could be a potential future growth area.”

Defining Instant Consumables

Chocolate candy/candy bars and gum together represent nearly one fourth of the instant consumables market, which is defined by The NPD Group as:

• Snack-oriented convenience foods purchased ready-to-eat
• Consumed right after purchase (or within an hour of purchase)
• Consumed away from home (but not at a restaurant)
• As a snack or meal replacement.

Over 63 million people eat an instant consumable on a regular basis — at least once a week, according to NPD.

More than one fourth of instant consumable snack foods are obtained from a convenience store - THE NPD GROUP

There is a large gap between c-stores and the next most important channel for this behavior. - Supermarkets/grocery stores, Wal-Mart and other discount stores are under-developed as sources for instant consumables.

Top Channels for Obtaining Instant Consumables

		Index to Total
Distribution	(%) of Eating Occasions	Snack Foods Occasions
C-Store / Mini Mart	27.4	435
Restaurant	12.2	305
Bakery / Donut Shop	4%
Concession Stand	2%
Restaurant / Fast Fd	2%
Deli/Ice Crm/Spec	2%
Movie Theatre	2%
Workplace / Schl Cafet	10.6	500+
Supermarket	10.5	25
Vending Machine	9.9	500
Wal-Mart	7.4	42
Gift/Free Sample	3.2	356
Drug Store	2.5	109
Discount Store	1.9	70
Dollar Store	1.3	100

Source: The NPD Group, Inc. / SnackTrack 2005 Note: Table made from bar graph.

After "like the taste", the top reason for choosing a particular snack food as an instant consumable is "it was simple and easy to eat" - THE NPD GROUP

Top Motivations for Instant Consumable Occasions

Distribution (%) of Eating Occasions by Reasons Why Ate *

Like the taste	48.6
It was simple and easy to eat	26.3**
Had a craving for it	23.8**
It was quick to eat/in a hurry	22.8**
Wanted something sweet	21.8
It was easy to carry/take with	18.9**
Needed little or no preparation	16.5
It was fun to eat	15.2**
A routine or habit	14.4
Came in a single serve portion	12.8**
Wanted something to eat while working	12.3
Wanted to freshen breath	12.0**
Wanted a treat or reward	11.0
It was not messy	10.9**
Someone else provided it	10.9

* Percents add up to more than 100% because respondents select all motivations that apply to their situation
** Many of the most frequently Cited motivations are related to convenience

Note: Table made from bar graph.